January 11, 2008

Dear Shareholder,

As we begin 2008, we would like to share with you several positive developments at CIB Marine:

•	Edwin J. Depenbrok has been appointed Senior Vice President and Chief Financial Officer to succeed Steven T. Klitzing, who resigned on November 14, 2007. Mr. Depenbrok has over thirty years of banking and operations experience in various senior management positions at Bank One, including Chief Financial Officer of Bank One’s Retail Bank. Mr. Depenbrok is principal/founder of dbrok group, LLC, a consulting firm that provides financial management services to community banks.

•	Charles J. Ponicki has been appointed Senior Vice President and Chief Credit Officer, and will succeed Michael A. Paoletta, who has submitted his resignation.. Mr. Ponicki has over thirty years of banking experience with both national and community banks, including Bank One and Cole Taylor. Mr. Ponicki joined Marine Bank as Wisconsin Market President in August of 2007. As President of Marine Bank, I, together with Marine’s experienced management team, will take on Mr. Ponicki’s responsibilities with respect to this key market.

•	Our subsidiary banks recently hired experienced commercial bankers in several of our strategic markets. Central Illinois Bank hired Bruce Hatfield as Executive Vice President and Head of Lending. Mr. Hatfield worked for Busey Bank for nearly twenty years, and has a strong interest and involvement in the Champaign, Illinois community. Marine Bank re-hired William Shaw as Vice President and Commercial Lender for its Scottsdale, Arizona market. Mr. Shaw, who most recently served as Commercial Lender for M&I Bank in Scottsdale, was previously employed by the Bank for nearly seven years, and was instrumental in generating profitable business. In addition, we hired a commercial banker in North Miami Beach, Florida, and a commercial banker with over twenty years of experience will join the Milwaukee market of Marine Bank later in January.

•	We are now able to report that none of our subsidiary banks are currently party to any formal or informal regulatory agreements or orders. We are extremely proud of the efforts of our team to achieve this result. We are committed to working through our remaining regulatory agreement, which is between CIB Marine and the Federal Reserve Bank of Chicago.

As reported in our previous communication, we continue to work towards our goal of becoming current in our SEC filings by the end of the first quarter of 2008. We also continue to work on reducing expenses, generating revenue, and increasing the value of our stock.

Despite the challenging economic environment, we continue to work hard to improve the earnings of the company. We hope that you are encouraged by these developments, and will continue to keep you updated regarding your company.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2006.